Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 25, 2021, with respect to the consolidated financial statements of Intercept Pharmaceuticals, Inc., and the effectiveness of internal control over financial reporting, included herein.

/s/ KPMG LLP

New York, New York

September 29, 2021